EXHIBIT 10.56

                     SHELLS SEAFOOD RESTAURANTS, INC.
                            and its Subsidiaries

                      SECURITIES PURCHASE AGREEMENT


                15% Senior Secured Notes due January 31, 2005
                                ($2,000,000)

                       Detachable Common Stock Warrants
              (Exercisable into 8,908,030 Shares of Common Stock)

                          Dated as of January 31, 2002




This SECURITIES PURCHASE AGREEMENT, dated as of January 31, 2002 (this "Agreement"), is entered into among, on the one hand, SHELLS SEAFOOD RESTAURANTS, INC., a Delaware corporation ("Parent"), with an office located at 16313 North Dale Mabry Highway, Suite 100, Tampa, Florida 33618, and each of Parent's Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a "Borrower", and individually and collectively, jointly and severally, as the "Borrowers") and, on the other hand, SHELLS INVESTMENT PARTNERS, L.L.C., a Florida limited liability company, with an office located at110 South Ashley Drive, Suite 1650, Tampa, Florida 33602., and BANYON INVESTMENT, LLC, a Delaware limited liability company (each a "Purchaser" and collectively the "Purchasers"), with an office located at 645 Madison Avenue, 14th Floor, New York, New York 10022.


1.	Description of the Purchaser Securities.

1.1	Authorization of Financing.

(a)	Borrowers have authorized the issuance and delivery to the
Purchasers in the manner provided herein of secured senior promissory notes substantially in the form of Exhibit 1.1(a) in the aggregate principal amount of $2,000,000 (the "Notes"), to be dated the date of issuance thereof and to mature no later than January 31, 2005 (the "Maturity Date"). Each Note shall bear interest, payable in cash, on the unpaid principal balances thereof from the date thereof until the principal thereof shall be paid in full at the rate of 8% per annum, based upon a 365-day year for actual days elapsed, payable monthly in arrears, and, from and after the occurrence of an Event of Default, and during the continuance thereof, all amounts owing under each Note shall bear interest at a rate 4 percentage points (that is, 400 basis points) higher than the rate otherwise applicable thereto, based upon a 365-day year for actual days elapsed. Each Note shall bear additional interest (the "Deferred Interest") on the unpaid balance thereof from the date thereof until the principal thereof shall be paid in full at the Deferred Interest Rate, which interest shall accrue monthly and shall be payable in cash on the date on which the entire principal balance of such Note and all interest thereunder is payable in full.

(b)	Borrower has authorized the issuance and delivery to
Purchasers of Borrower's Common Stock warrants (the "Warrants") for the purchase of an aggregate of 8,908,030 shares of Borrower's Common Stock, par value $.01 per share, such Warrants to have an exercise price of $0.16 per share. The Warrants shall be substantially in the form of Exhibit 1.1(b). The Warrants shall be issued to Purchasers on the Closing Date.

1.2	Purchase and Sale of Purchaser Securities.   Borrowers
hereby agree to sell to the Purchasers, and, subject to the terms and conditions herein set forth, the Purchasers hereby agree to purchase from Borrowers the following securities:

(a)	On the Closing Date, Notes in the aggregate principal amount of $2,000,000 (the "Note Purchase Price") by making the Note
Purchase Price available to the Borrowers in immediately available funds, to the Borrowers' Account, not later than 10:00 a.m. (Florida time).


(b)	On the Closing Date, the Warrants, in the form of Exhibit
1.1(b) issued in the name of the Purchasers in the denominations to be requested by the Purchasers in the aggregate amount of 8,908,030, in consideration of the purchase by the Purchasers of the Notes.
2.	Definitions; Construction.

2.1	Definitions.  For the purpose of this Agreement, the
following terms shall have the meanings specified with respect thereto below:

"Accounting Changes" means (a) changes in accounting principles required by GAAP and implemented by any Borrower, and (b) changes in accounting principles recommended by any Borrower's certified public accountants.

"Administrative Borrower" shall mean and refer to Parent in its capacity as agent for each Borrower pursuant to Section 11 hereof.

"Affiliate" means, when used with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. No Purchaser shall, however, be deemed to be an Affiliate of any Borrower or any of its Affiliates.

"Agreement" has the meaning set forth in the preamble hereto.

"Investors Rights Agreement" means the Investors Rights
Agreement, dated as of January  31, 2002, in the form of Exhibit
A-1 attached hereto.

"Asset" means any interest in any kind of property or asset, whether real, personal, or mixed, and whether tangible or intangible.

"Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as codified under Title 11 of the United States Code, and the Bankruptcy Rules promulgated thereunder, as the same may be in effect from time to time.

"Borrower" and "Borrowers" have the respective meanings set forth in the preamble hereto.

"Business Day" means any day other than a Saturday, Sunday, or any day that either is a legal holiday under the laws of the State of Florida or is a day on which banking institutions located in such State are authorized or required by law or other governmental action to close.

"Capitalized Lease" means a lease under which any Borrower is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of such lessee or obligor in accordance with GAAP.



"Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (or, if at any time neither such rating service shall be rating such obligations, then from such other nationally recognized rating services reasonably acceptable to the Purchasers), (c) commercial paper maturing no more than 1 year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody's (or, if at any time neither such rating service shall be rating such obligations, then from such other nationally recognized rating services reasonably acceptable to the Purchasers), (d) certificates of deposit (domestic or eurodollar), bankers' acceptances, or time deposits maturing within 1 year from the date of acquisition thereof issued by commercial banks organized under the laws of the United States of America or any state thereof or the District of Columbia, each having combined capital and surplus of not less than $500,000,000 ("Qualifying Banks"), (e) repurchase agreements and reverse repurchase agreements with Qualifying Banks, provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Institutions Examination Council Supervisory Policy -- Repurchase Agreements of Depository Institutions with Securities Dealers and Others as adopted by the Comptroller of the Currency on October 31, 1985 (the "Supervisory Policy"), and provided further that possession or control of the underlying securities is established as provided in the Supervisory Policy, and (f) investments in money market funds or money market deposit accounts that invest solely in Cash Equivalents described in clauses (a) through (e) above.

"CERCLA" has the meaning set forth in the definition of "Environmental Law."

"Closing" has the meaning set forth in Section 6 hereof.

"Closing Date" has the meaning set forth in Section 6 hereof.

"Closing Date Projections" has the meaning set forth in Section
7.12 hereof.

"Code" means the Internal Revenue Code of 1986, or any successor statute thereto, as the same may be amended from time to time.

"Commission" means the United States Securities and Exchange
Commission and any successor federal agency having similar powers.

"Common Stock" means a share of common stock of a Person that is a corporation.

"Consolidated" or "consolidated" means, with reference to any term defined herein, that term as applied to the accounts of Parent and its Subsidiaries, consolidated in accordance with GAAP.

"Contractual Obligation" as applied to any Person, means any provision of any material security issued by that Person or of any material indenture, loan agreement, credit agreement, lease, mortgage, deed of trust, contract, undertaking, agreement, or other material instrument to which that Person is a party or by which it or any material amount of its Assets is bound or to which it or any material amount of its Assets is subject.



"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling" and "Controlled" has meanings correlative thereto.

"Copyright Security Agreement" means the Copyright Security
Agreement, dated as of even date herewith, executed by each Borrower and the Purchasers, substantially in the form set forth in Exhibit C-1.

"Default" means any of the events specified in Section 10 hereof, irrespective of whether any requirement for the giving of notice or the lapse of time has been satisfied in connection with such event.

"Deferred Interest" has the meaning set forth in Section 1.1(a) hereof.

"Deferred Interest Rate" means 7% per annum, based upon a 365-day year for actual days elapsed.

"Distribution" means, with respect to any Person, (a) the declaration or payment of any dividend on or in respect of any shares of any class of capital Stock of such Person, other than dividends payable solely in shares of common stock, (b) the purchase, redemption, or other retirement of any shares of any class of capital Stock of such Person, directly or indirectly,
(c) the return of capital by such Person to its shareholders or other interest holders, or (d) any other distribution on or in respect of any shares of any class of capital Stock of such Person.

"Environment" means ambient air, surface water, and groundwater
(including potable water, navigable water, and wetlands), the land surface or subsurface strata, the workplace or as otherwise defined in any Environmental Law.

"Environmental Claim" means any written accusation, allegation, notice of violation, claim, demand, order, consent decree, directive, cost recovery action, or other cause of action by, or on behalf of, any Governmental Authority or any Person for damages, injunctive, or equitable relief, personal injury (including sickness, disease, or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the environment caused by any Hazardous Material, or for fines, penalties, or restrictions, resulting from or based upon (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases), (b) exposure to any Hazardous Material, (c) the presence, use, handling, transportation, storage, treatment, or disposal of any Hazardous Material, or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.



"Environmental Law" means any and all applicable present and future treaties, statutes, common law, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices, or binding agreements issued, promulgated, or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601 et seq. (collectively "CERCLA"), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. 1251 et seq., the Clean Air Act of 1970, as amended, 42 U.S.C. 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. 2601 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. 11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1801 et seq., and any similar or implementing state or local law, and all amendments or regulations promulgated thereunder.

"Environmental Permit" means any permit, approval, authorization, certificate, license, variance, filing, or permission required by or from any Governmental Authority pursuant to any Environmental
Law.

"ERISA" means the Employee Retirement Income Security Act of
1974, or any successor statute, together with the regulations thereunder, as the same may be amended from time to time.

"ERISA Affiliate" means any trade or business (whether incorporated) that, together with any Borrower, is treated as a single employee under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

"ERISA Event" means (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan, (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, (c) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether waived, (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (e) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of any Borrower or any ERISA Affiliate from any Multiemployer Plan, (f) the receipt by any Borrower or any ERISA Affiliate, or, to the knowledge of any Borrower or any ERISA Affiliate, by a plan administrator of any Multiemployer Plan of any notice from PBGC relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the receipt by any Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, and (h) the occurrence of a "prohibited transaction" with respect to which any Borrower reasonably could be expected to be liable.

"Event of Default" means any of the events set forth in Section
10 hereof.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor statute.


"Family Member" means, as to any individual, any other individual having a relationship by blood (to the second degree of consanguinity), marriage, or adoption to such individual.

"Financial Officer" of any corporation means the chief financial officer, principal accounting officer, treasurer, or controller of such corporation.

"Fiscal Quarter" means any fiscal quarter of Parent as such fiscal quarter is set forth in Schedule F-1.

"Fiscal Year" means any fiscal year of Parent as such fiscal year is set forth in Schedule F-1.

"GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

"Governmental Authority" means any federal, state, local, or foreign court or governmental agency, authority, instrumentality or regulatory body.

"Governmental Body" means any federal, state, local or foreign Governmental Authority or regulatory body, any subdivision, agency, commission or authority thereof or any quasi-governmental or private body exercising any governmental regulatory authority thereunder and any Person directly or indirectly owned by and subject to the control of any of the foregoing, or any court, arbitrator or other judicial or quasi-judicial tribunal.

"Hazardous Materials" means all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls ("PCBs") or PCB containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Indebtedness" means, as applied to any Person, all obligations, contingent and otherwise, that in accordance with GAAP should be classified upon such Person's balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether so classified:
(a) all debt and similar monetary obligations, whether direct or indirect, (b) all liabilities secured by any mortgage, pledge, security interest, Lien, charge, or other encumbrance existing on property owned or acquired subject thereto, irrespective of whether the liability secured thereby shall have been assumed,
(c) all guarantees, endorsements, and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise,
(d) the obligation to reimburse the issuer in respect of any letter of credit, and (e) the obligations under an Interest Rate Agreement.



"Insolvency Proceeding" means (a) any case, action, or proceeding before any court or other Governmental Authority having jurisdiction over the applicable Person or its Assets relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up, or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of Assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case whether undertaken under U.S. federal (including the Bankruptcy Code), state, or foreign law.

"Interest Rate Agreement" means any interest rate protection or hedge agreement, including any interest rate future, option, swap, and cap agreements.

"Investment" as applied to any Person, means any direct or indirect purchase or other acquisition by that Person of, or a beneficial interest in, Stock, or other securities of any other Person, or any direct or indirect loan or advance (other than loans or advances to employees for moving and travel expenses, drawing accounts, and similar expenditures in the ordinary course of business), or capital contribution by that Person to any other Person, including all accounts receivable from that other Person that are not current assets and did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investments.

"Lien" means any mortgage, deed of trust, pledge, security interest, charge, encumbrance, lien, easement, or exception of any kind (including any conditional sale or other title retention agreement and any agreement to give any security interest).

"Material Adverse Effect" means in the case of a Borrower or Borrowers, a material adverse effect on the condition (financial or otherwise), business, prospects, results of operations, or Assets of Borrowers, taken as a whole.

"Maturity Date" has the meaning set forth in Section 1.1(a) hereof.

"Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) in ERISA) maintained or contributed to for employees of any Borrower or any ERISA Affiliate.

"Note Purchase Price" has the meaning set forth in Section 1.2(a) hereof.

"Notes" has the meaning set forth in Section 1.1(a) hereof.

"Officer's Certificate" means a certificate signed in the name of Administrative Borrower, as appropriate under the circumstances, by the Chief Executive Officer, the President, or the Chief Financial Officer (or any comparable officer) of Administrative Borrower.

"Operating Lease" means any lease (other than a Capitalized
Lease) by any Borrower of any Asset.

"Optional Prepayment Date" means the Business Day specified by Administrative Borrower in compliance with the provisions of
Section 3.2 hereof, as the date on which all or a portion of the Indebtedness evidenced by the Notes is to be prepaid pursuant to
Section 3.2 hereof.



"Optional Prepayment Notice" means a written notice from the Parent to the Purchasers notifying the Purchasers of the Borrowers intention to prepay the Notes.

"Parent" has the meaning set forth in the preamble hereto.

"Partner" means any partner of any of the Purchasers.

"PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

"PCB" has the meaning ascribed thereto in the definition of Hazardous Materials.

"Permitted Encumbrances" means the following types of Liens:

(a)	Liens for taxes, assessments, or governmental charges or
claims the payment
of which is not at the time required by Section 8.3 hereof;

(b)	Statutory Liens of landlords and depository institutions and
Liens of carriers, warehousemen, mechanics, materialmen, and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith by appropriate proceedings diligently pursued; provided, however, that Parent shall have made such reserve or other provisions therefor as may be required by GAAP;
(c)	Liens (other than any Liens imposed by ERISA) incurred or
deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security, or to secure the performance of
tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts or permits, performance and return-of-money bonds, and other similar obligations (exclusive of obligations for the payment of borrowed money);
(d)	Easements, rights-of-way, zoning, and similar restrictions
and other encumbrances affecting real property that do not in any case materially interfere with the ordinary conduct of the business of Borrowers, taken as a whole;
(e)	Leases, subleases, or licenses not otherwise prohibited by
this Agreement, granted to others not interfering in any material respect with the business of Borrowers, taken as a whole;
(f)	Liens arising from filing UCC financing statements regarding
Operating Leases;
(g)	Any interest or title of a lessor under any lease permitted
by this Agreement (including any Lien granted by such lessor on the Asset of such lessor) under which any Borrower is lessee;
(h)	Any attachment or judgment Lien not constituting an Event of
Default under Section 10.1(h) hereof;
(i)	Liens existing on the date hereof, that are set forth on
Schedule P-1 attached hereto and renewals, extensions, or
replacements thereof;
(j)	Liens in the nature of the subordination of the leasehold
interest of any Borrower in any real property to a mortgage or comparable Lien upon such real property;
(k)	Liens securing Indebtedness under Interest Rate Agreements;
(l)	Liens encumbering deposits made to secure obligations
arising from statutory, regulatory, or warranty requirements;
(n)	Liens securing Indebtedness permitted under Section 9.1
hereof, subject to any and all limitations set forth in such
Section 9.1; and
(o)	Liens on the Borrower's property of an immaterial nature.

"Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and Governmental Authorities and political subdivisions thereof.

"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate and in respect of which any Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

"Prepayment Amount" means 105% of the principal amount paid during the twelve month period following the Closing Date and 100% of the principal amount paid thereafter, plus, in either event, accrued and unpaid interest (including Deferred Interest) thereon to the date of the prepayment.

"Preferred Stock" means, as applied to the capital Stock of any Person that is a corporation, the capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of Assets upon any voluntary or involuntary liquidation or dissolution of such Person, over capital Stock of any other class of such Person.

"Projections" means Parent's forecasted consolidated (a) balance sheets, (b) statements of income, and (c) cash flow statements, all prepared on a basis consistent with its historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

"Property" and "Properties" have the respective meanings set forth in Section 4.15 hereof.

"Purchaser" and "Purchasers" have the respective meanings set forth in the preamble hereto.

"Purchaser Securities" means the Warrants and the Notes.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating, or migrating of any Hazardous Material in, into, onto, or through the environment.

"Remedial Action" means (a) "remedial action" as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) cleanup, remove, treat, abate or in any other way address any Hazardous Material in the environment, (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the environment, or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.

"Representative" means the agent, trustee, or other appointed representative of a holder of Indebtedness.

"Responsible Officer" of any Person means any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

"Restricted Junior Payment" means (a) any Distribution, or (b) any payment or transfer of property by any Borrower to an Affiliate of such Borrower (other than to such Borrower or any of its Subsidiaries).

"Sale/Leaseback" has the meaning set forth in Section 9.6 hereof.

"Securities Act" means the Securities Act of 1933, as amended, and any successor statute.

"Securities Exchange Act" means the Securities Exchange Act of
1934, as amended, and any successor statute.

"Security Agreement" means the Security Agreement, dated as of even date herewith, executed by each Borrower and Purchasers, substantially in the form set forth in Exhibit S-1.

"Stock" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a corporation, a limited liability company, or equivalent entity, whether voting or nonvoting, including common stock, preferred stock, common membership interests, preferred membership interests, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Commission under the Exchange
Act).

"Stock Pledge Agreement" means the Stock Pledge Agreement, dated as of even date herewith, executed by Parent in favor of the Purchasers, with respect to the pledge of the Stock of each Subsidiary of Parent, substantially in the form set forth in Exhibit S-2.


"Subsidiary" means any corporation, association, partnership, limited liability company, or other business entity of which more than 50% of the total voting power of shares of Stock entitled to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

"Total Debt" means, as of the last day of any Fiscal Quarter, the consolidated balance sheet amount of Indebtedness (without duplication) and letters of credit, whether or not drawn, and banker's acceptances issued for the account of Parent and its Subsidiaries.

"Trademark Security Agreement" means the Trademark Security
Agreement, dated as of even date herewith, executed by each Borrower and Purchasers, substantially in the form set forth in Exhibit T-1.

"Transaction Documents" means this Agreement, the Investors
Rights Agreement, the Warrant, the Security Agreement, the Notes, the Stock Pledge Agreement, the Copyright Security Agreement and the Trademark Security Agreement.

"Transfer" means the sale, pledge, assignment, or other transfer of the Notes, in whole or in part, and of the rights of the holder thereof with respect thereto and under this Agreement.

"Transferee" means any direct or indirect transferee of all or any part of any Note permitted under Section 13.4(b) hereof.

"Voting Stock" means Stock or similar equity interest of a Person pursuant to which the holders thereof have, at the time of determination, the general voting power under ordinary circumstances to vote for the election of directors (or individuals performing similar functions), managers, trustees, or general partners of such Person (irrespective of whether at the time any other class or classes will have or might have voting power by reason of the happening of any contingency).

"Warrant" has the meaning specified in Section 1.1(b) hereof.

"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.


2.2	Accounting Principles

Where the character or amount of any Asset or liability or item of income or expense is required to be determined or any consolidation, combination, or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement. No Accounting Changes shall affect the financial covenants contained in this Agreement or compliance therewith or the definitions of the terms used in computing such covenants; provided, however, that Parent shall prepare appropriate detailed footnotes to the financial statements required to be delivered hereunder that show the differences between the financial performance reflected in the financial statements delivered (that employ the Accounting Changes) and the basis for calculating the financial covenant compliance (without employing the Accounting Changes).

2.3	Construction.

Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and references to the singular include the plural, the part includes the whole, the terms "include" and "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or". The words "hereof," "herein," "hereby," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Paragraph, section, subsection, clause, exhibit, and schedule references are to this Agreement unless otherwise specified. Any reference herein to this Agreement or the other Transaction Documents includes any and all alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

3.0	Repayments and Prepayments.

3.1	Repayment of Principal; Interest Payments.

(a)	The unpaid principal balance of each  Note, together with
any and all interest accrued and unpaid thereon (including
Deferred Interest), automatically and unconditionally shall be due and payable in full on the Maturity Date, as applicable, of the Note.

(b)	Interest on the unpaid principal balance of each Note
(computed on the basis of a 365-day year for actual days elapsed) shall be payable monthly in arrears at the rate of 8% per annum from and including the date thereof until the entire principal balance of such Note and all interest accrued thereunder is paid in full. From and after the occurrence of an Event of Default, and during the continuance thereof, all principal, interest, or other amounts evidenced by and due under each Note (other than Deferred Interest) shall bear interest at a rate 4 percentage points (that is, 400 basis points) higher than the rate otherwise applicable thereto. The Deferred Interest on the unpaid balance of each Note shall accrue monthly and shall be payable on the Maturity Date at the Deferred Interest Rate from the date thereof until the entire principal balance of such Note and all interest accrued thereunder is payable in full.

3.2	Optional Prepayments.  The Notes shall be subject to
prepayment, at the option of Administrative Borrower, at any time and from time to time in whole or in part. To exercise such right of prepayment, Administrative Borrower must provide Purchasers with an Optional Prepayment Notice at least 10 Business Days, but not more than 20 Business Days, prior to the proposed Optional Prepayment Date, which Optional Prepayment Notice shall specify the portion of the principal of such Notes (which must be in a minimum aggregate amount of $100,000, or the remaining unpaid balances, if less) ("Specified Principal Amount"), to be prepaid. On the Optional Prepayment Date specified, Administrative Borrower, on behalf of Borrowers, shall pay each Note proportionately. Any such prepayment shall be made by Borrower to each Purchaser in an amount reflecting such Purchaser's ratable share by cashiers check or by wire transfer of immediately available funds, in currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, to an account or accounts designated in writing by each such Purchaser.

3.3	Purchase of  Notes.  Borrowers will not and will not permit
any of its Affiliates to purchase, redeem, prepay, or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the other Transaction Documents. Borrowers promptly will cancel all Notes acquired by them or any of their Affiliates pursuant to any payment, prepayment, or purchase of Notes pursuant to any provision of this Agreement.

4.0	Representations and Warranties.  Except as otherwise
expressly set forth on the schedules attached to this Agreement or expressly contained in the public filings of the Parent with the Commission under the Securities Act or the Securities Exchange Act, each Borrower represents and warrants to Purchasers that, as of the date hereof, and the Closing Date:

4.1	Organization, Powers, Good Standing, and Subsidiaries.

(a)	Organization and Powers.  Such Borrower is a corporation
duly organized, validly existing and in good standing under the laws of the State of Delaware or Florida (as applicable), and has all requisite power and authority, to own and operate its Assets, to carry on its business as now conducted and proposed to be conducted, to enter into this Agreement, to issue the Notes, to enter into the Transaction Documents, and to carry out the transactions contemplated hereby and thereby.

(b)	Good Standing.  Such Borrower is in good standing wherever
necessary to carry on its present business and operations, except in jurisdictions in which the failure to be in good standing has not had and reasonably could not be expected to have a Material Adverse Effect.

(c)	Subsidiaries.  As of the Closing Date, such Borrower has no
Subsidiaries other than as set forth on Schedule 4.1(c) attached hereto.

(d)	Capitalization.  As of the Closing Date and after giving
effect to the transactions contemplated hereby, the authorized capital Stock of such Borrower, and in the case of Borrowers other than the Parent, the holders of such capital Stock is as set forth on Schedule 4.1(d) hereof. The issuance and sale of all such interests have been in compliance with all applicable federal and state securities laws. Except as set forth on
Schedule 4.1(d), as of the Closing Date there are no subscriptions, options, warrants, or calls relating to any units of such Borrower's capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Such Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any units of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

4.2	Authorization of Financing, etc.

(a)	Authorization of Financing.  The execution, delivery, and
performance of this Agreement and the other Transaction Documents to which it is a party, the issuance and delivery by the Parent of the Common Stock upon the exercise of the Warrants, the issuance and delivery by the Parent of the Notes, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by such Borrower, as applicable.

(b)	No Conflict.  The execution, delivery, and performance by
such Borrower of this Agreement or any Transaction Document to which it is a party, the issuance, delivery, and payment of the Notes by the Parent, and the issuance and delivery of the Warrants by the Parent, and in each case, the consummation of the transactions contemplated hereby and thereby, will not
(i) violate the articles of incorporation or by-laws of such Borrower, (ii) violate any order, judgment, or decree of any court or other governmental agency binding on such Borrower or any Assets of such Borrower except for violations which, individually or in the aggregate, reasonably could not be expected to have a Material Adverse Effect, (iii) violate any provision of law or statute applicable to such Borrower except for violations which, individually or in the aggregate, reasonably could not be expected to have a Material Adverse Effect, (iv) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of such Borrower or pursuant to which any of its Assets are bound, other than conflicts, breaches, and defaults as to which waivers have been obtained on or prior to the Closing Date or as to which there is no Material Adverse Effect, (v) result in or require the creation or imposition of any Lien (other than Permitted Encumbrances) upon any of such Borrower's Assets, except as contemplated herein, or
(vi) require any approval or consent of any Person under any Contractual Obligation of such Borrower, except for such approvals or consents as have been or will be obtained on or before the Closing Date or which, if not obtained will not have a Material Adverse Effect.

(c)	Governmental Consents.  The execution, delivery, and
performance by such Borrower of the Transaction Documents to which it is a party, the issuance, delivery, and payment of the Notes by the Parent, and, in each case, the consummation of the transactions contemplated hereby and thereby, do not and will not require any registration or filing with, consent or approval of, or notice to, or other action relating to, with or by, any Governmental Authority except for filings, registrations, consents, approvals, notices, and actions that have been or will be obtained or taken on or before the Closing Date or which, if not made or obtained will not have a Material Adverse Effect.

(d)	Due Execution and Delivery; Binding Obligations.  The
Transaction Documents to which it is a party have been duly executed and delivered by such Borrower. Each of this Agreement and the other Transaction Documents to which such Borrower is a party is the legally valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally and subject to the availability of equitable remedies, whether considered in a proceeding at law or in equity.

4.3	Financial Condition.

(a)	Attached hereto as Schedule 4.3(a)(i) is the consolidated
balance sheet of Parent and its Subsidiaries as at December 31, 2000 and January 2, 2000, (including the notes thereto, the "Balance Sheet"), and the related consolidated statements of income, changes in stockholders' equity and cash flow for each of the fiscal years then ended, together with the reports of Kirkland, Russ, Murphy & Tapp, P.A. and Deloitte & Touche, LLP,
independent certified public accountants.   Attached hereto as
Schedule 4.3(a)(ii) is the unaudited consolidated balance sheet of Parent and its Subsidiaries as at September 30, 2001 (the "Interim Balance Sheet") and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flow for the nine (9) months then ended. Such financial statements and notes are true, complete and accurate and fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Parent and its Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet).

(b)	Since September 30, 2001, there has been no material adverse change in the business, operations, properties, prospects, assets or condition of the Borrowers, taken as a whole, and no event has occurred or circumstance exists that may result in such a material adverse change.

(c)	The Borrowers have no liabilities or obligations of any
nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the ordinary course of business since the respective dates thereof and liabilities for legal fees and costs associated with this transaction.

4.4	No Stock Payments.  Since September 30, 2001, such Borrower
has not, directly or indirectly, declared, ordered, paid, or made any Distribution except as set forth on Schedule 4.4 attached hereto.

4.5	Title to Properties; Liens.  Such Borrower has good and
valid record title to its real property owned in fee and a valid leasehold interest to its leased real property and valid title to or beneficial ownership of all its other Assets reflected in the Interim Balance Sheet referred to in Section 4.3 hereof, except for (a) Assets acquired or disposed of prior to the Closing Date in the ordinary course of business, and (b) Permitted Encumbrances. All such Assets are free and clear of Liens other than Permitted Encumbrances. Such Borrower has quiet enjoyment under all leases to which its is a lessee in the State of Florida and all of such leases are valid and enforceable in accordance with their terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally, and no monetary or other material default exists under any of them that reasonably could be expected to have a Material Adverse Effect.

4.6	Litigation; Adverse Facts.  Except as set forth on Schedule
4.6, there is no (a) action, suit, proceeding, or arbitration at law or in equity or before or by any Governmental Authority or arbitrator pending, or to the knowledge of such Borrower after reasonable investigation, threatened against or affecting such Borrower, or any Asset of such Borrower that reasonably could, individually or in the aggregate, be expected to result in a Material Adverse Effect, or (b) judgment, decree, injunction, or order of any Governmental Body or arbitrator against such Borrower with respect to which any one of them is in default and where such default reasonably could be expected to result in a Material Adverse Effect. Except as set forth on Schedule 4.6, during the previous 12 months, such Borrower has not received any notice of termination of any material contract, lease, or other agreement or suffered any material damage, destruction, or loss, (whether or not covered by insurance) or had any employee strike, work-stoppage, slow-down, or lock-out or any substantial, non-frivolous threat directed to it of any imminent strike, work-stoppage, slow-down, or lock-out, any of which remain pending, that reasonably could be expected to have a Material Adverse
Effect after the date hereof.

Schedule 4.6 attached hereto contains a detailed description of each material action, suit, proceeding, or arbitration that such Borrower has brought and that, as of the Closing Date, is on-going.

4.7	Payment of Taxes.  Except to the extent permitted by Section
8.3 hereof and except as set forth on Schedule 4.7 attached hereto, (a) all tax returns and reports of such Borrower required to be filed by it have been duly and timely filed, and (b) all taxes, assessments, fees, and other governmental charges upon such Borrower, or upon its Assets, income, and franchises that are due and payable have been paid when due and payable. There is no actual or, to the knowledge of Parent, proposed tax assessment against such Borrower that, in any of the foregoing cases, has had or reasonably could be expected to have a Material Adverse Effect.

4.8	Performance.  Such Borrower is not in default in the
performance, observance, or fulfillment of any of the material obligations, covenants, or conditions contained in any of its Contractual Obligations (other than vendor obligations and leases for real estate, in each case, outside the State of Florida with the exception of three properties determined to be immaterial in the State of Florida located in Jacksonville, Tallahassee and Delray) and no condition exists that, with the giving of due notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, have not had and reasonably could not be expected to have a Material Adverse Effect.

4.9	Governmental Regulation.  Such Borrower is not a "holding
company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "investment company," or an "affiliated company" or a "principal underwriter" of an "investment company," as such terms are defined in the Investment Company Act of 1940.

4.10	Employee Benefit Plans.

(a)	Each of such Borrower and its ERISA Affiliates is in
compliance in all material respects with ERISA and the provisions of the Code applicable to employee benefit plans and the regulations and published interpretations thereunder, except to the extent such noncompliance reasonably could not be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, reasonably could be expected to result in a Material Adverse Effect.

(b)	The execution and delivery of this Agreement and the
issuance and sale of the Note hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c)(7) of the Code. The representation in the first sentence of this clause
(b) is made in reliance upon and subject to the accuracy of each Purchaser's representation in Section 5(b) as to the sources of the funds used to pay the purchase price of the Notes.

4.11	Certain Fees.  No broker's or finder's fee or commission
will be payable by the Borrower with respect to the offer, issue, and sale of the Notes, the Warrants or any of the other transactions contemplated hereby or thereby.

4.12	Disclosure.  No representation or warranty of such Borrower
to any Purchaser contained in this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. The Closing Date Projections that have been delivered to Purchasers were prepared in good faith, to the knowledge of Parent there is a reasonable basis for such projections, and such projections represents Borrowers' good faith best estimates of their future performance.

4.13	Licenses, Permits, Franchises, and Authorizations.  Such
Borrower has all required approvals, licenses, franchises, or other permits with respect to its operations, facilities, Assets and Properties, the absence of which, in the aggregate, reasonably could be expected to result in a Material Adverse Effect.

4.14	Intangible Property.  Except as set forth on Schedule 4.14,
such Borrower possesses all franchises, patents, copyrights, trademarks, trade names, licenses, and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

4.15	Hazardous Materials.  Except as set forth on Schedule 4.15
attached hereto, to the knowledge of such Borrower:

(a)	such Borrower has obtained (or has applied for) all
Environmental Permits with respect to the facilities and properties owned, leased, or operated by it (each, a "Property" and collectively, the "Properties") and is in compliance with all Environmental Laws and all Environmental Permits, except to the extent that failure to obtain (or apply for) any such Environmental Permits and any noncompliance with Environmental Laws or Environmental Permits reasonably could not be expected to result in a Material Adverse Effect;

(b)	there have been no Releases by Borrower or to the knowledge
of Parent threatened Releases at, from, under or proximate to the Properties, which Releases or threatened Releases reasonably could be expected to result in a Material Adverse Effect;

(c)	such Borrower has not received any notice of an
Environmental Claim in connection with (i) the Properties, or
(ii) liabilities for environmental matters that such Borrower has retained or assumed, in whole or in part, contractually, by operation of law, or otherwise that reasonably could be expected to result in a Material Adverse Effect;

(d)	Hazardous Materials have not been transported, generated,
treated, stored, or disposed of by Borrower from, at, on, or under any of the Properties in violation of, or in any manner or to a location that could give rise to liability of Borrower under, any Environmental Law, except to the extent that such violations or liabilities reasonably could not be expected to result in a Material Adverse Effect; and

(e)	there are no (i) underground or aboveground storage tanks,
(ii) PCBs in concentrations in excess of 50 parts per million, or
(iii) asbestos in friable condition or asbestos-containing materials in friable condition present at any of the Properties.

4.16	Margin Regulation.  Such Borrower does not own or intend to
acquire any "margin stock" within the meaning of Regulation U of the Federal Reserve Board.

4.17	Offering of Securities.  Neither such Borrower, nor any
agent acting on behalf of it has taken any action that (a) would cause the issuance and sale of any of the Notes to be in violation of the provisions of Section 5 of the Securities Act, or (b) violates the provisions of any securities or blue sky law of any applicable jurisdiction.

4.18	Solvency.  No transfer of property is being made by such
Borrower and no obligation is being incurred by such Borrower in connection with the transactions contemplated by the Transaction Documents with the intent to hinder, delay, or defraud either their present or future creditors.

4.19	Schedule of Partnerships.  Schedule 4.19 attached hereto
sets forth a complete and accurate listing of each partnership to which such Borrower is a party as of the Closing Date as well as a detailed description of the Indebtedness of such partnerships for which such Borrower is liable, whether severally, jointly, jointly and severally, directly, or contingently.

4.20	Insurance.  Schedule 4.20 hereto sets forth a true and
correct summary of all insurance, including title insurance, carried by such Borrower. Such Borrower is adequately insured for their benefit under policies issued by insurers of recognized responsibility. No notice of any pending or threatened cancellation or premium increase has been received by such Borrower with respect to any of such insurance policies. Such Borrower is in material compliance with all conditions contained in such insurance policies.

4.21	Debt Instruments.  Schedule 4.21 attached hereto contains a
complete list of all loan agreements, promissory notes, letters of credit, security agreements, or other financing documents
(other than trade accounts payable) to which such Borrower is a party as the debtor, account party, guarantor, or co-Borrower, as the case may be, or by which such Borrower or any of its Assets (including equipment subject to any equipment lease), is bound, in each case, in respect of amounts owing in excess of $100,000. After giving effect to the repayment of Indebtedness that is to be repaid on the Closing Date, there are no existing defaults by such Borrower under or with respect to any such debt instrument set forth on Schedule 4.21 that is to remain outstanding, except as waived, and no event has occurred with respect thereto which (whether with notice, lapse of time, or both, or the happening or occurrence of any other event) would constitute a default by such Borrower under or with respect to any such debt instrument.


4.22	Representations Under Certain Documents.  Each of the
representations and warranties made by such Borrower in any of the Transaction Documents was true and correct in all material respects when made and continues to be true and correct in all material respects on the Closing Date, except to the extent that any of such representations and warranties relate, by the express terms thereof, solely to a date occurring prior to the Closing Date, and except to the extent that any of such representations and warranties may have been affected by the consummation of the transactions contemplated and permitted or required by the Transaction Documents.

4.23	Relationships with Related Persons.  Except as set forth on
Schedule 4.23, neither the Borrower nor any Affiliate of the Borrower is or owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with such Borrower or (ii) engaged in a business competing with such Borrower in any market presently or proposed to be served by such Borrower, nor does any such Borrower have knowledge of any transaction that is on terms less favorable to such Borrower than are obtainable in an arms-length transaction with a Person that is not an Affiliate of such Borrower. Except as set forth on Schedule 4.23, no Affiliate of such Borrower is a party to any contract, agreement, arrangement, or understanding with, or has any claim or right against, such Borrower.

4.24	Absence of Certain Changes and Events.  Except as set forth
on Schedule 4.24, since the date of the Balance Sheet, the Borrowers have conducted their businesses only in the ordinary course of business and there has not been any: (a) change in any Borrower's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Borrower; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Borrower of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock; (b) amendment to the Articles of Incorporation or Bylaws of any Borrower; (c) payment or increase by any Borrower of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar contract with any director, officer, or employee; (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Borrower; (e) damage to or destruction or loss of any asset or property of any Borrower, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Borrower, taken as a whole; (f) entry into, termination of, or receipt of notice of termination of any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement; (g) sale , lease, or other disposition of any asset or property of any Borrower or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Borrower; (h) cancellation or waiver of any claims or rights with a value to any Borrower in excess of $100,000; (i) material change in the accounting methods used by any Borrower; or (j) agreement, whether oral or written, by any Borrower to do any of the foregoing.

5.0	Representations of Purchasers.  Each Purchaser represents
and warrants to Borrowers that, as of the date hereof and as of the Closing Date:

(a)	Due Execution and Delivery; Binding Obligations.  The
Transaction Documents to which each Purchaser is a party have been duly executed and delivered by such Purchaser. Each of this Agreement and the other Transaction Documents to which such Purchaser is a party is the legally valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally and subject to the availability of equitable remedies, whether considered in a proceeding at law or in equity.

(b)	The Purchaser is an "accredited investor" within the meaning of Regulation D under the Securities Act, that it is acquiring its Notes and Warrants for the purpose of investment and not with a view to the distribution thereof, and that it has no present intention of selling, negotiating, or otherwise disposing of the Notes or Warrants; provided that the disposition of such Purchaser's property shall at all times be and remain within its control.

(c)	It is a limited liability company, validly existing, and in
good standing under the laws of its jurisdiction of organization and has all necessary powers, and all material governmental licenses, authorizations, consents and approvals, required to purchase the Purchaser Securities.

(d)	Neither the execution and delivery of this Agreement and the
Transaction Documents nor the consummation or performance of the subject transactions will, directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation of any provision of the organizational documents of such Purchaser.

(e)	Purchaser represents to Borrower that it understands that
the Warrants are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from Borrower in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Purchaser represents to Borrower that it is familiar with SEC Rule 144, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Purchaser acknowledges that its investment in the Warrants may be an illiquid investment requiring it to bear the economic risk of the investment for an indefinite period and that Borrower may not be able to comply with the requirements of Rule 144 in the future. Purchaser acknowledges and consents to the inclusion on the Warrants (or any certificates issued upon exercise of the Warrants) of such legends as shall be warranted by applicable law or required under the Investor Rights Agreement.

(f)	It has incurred no obligation or liability for brokerage or
finders' fees or other similar payment in connection with the transactions contemplated by this Agreement.


6.0	Closing Date.  The purchase and delivery of the Notes and
Warrants shall take place in international waters, off the coast of Tampa, Florida, at a closing (the "Closing") effective as of January 31, 2002 or as soon as practicable thereafter (the actual date of the Closing is the "Closing Date"). At the Closing, Borrowers shall deliver to Purchasers the Notes and the Warrants, against payment of the purchase price therefor, by wire transfer of immediately available funds to such bank as the Borrower shall designate in writing. If at the Closing, the Administrative Borrower shall fail to tender to the Purchasers the Notes or the Warrants as provided above in this Section 6, or any of the conditions specified in Section 7 hereof shall not have been satisfied (or waived, in writing, by Purchasers), the Purchasers, at their election, shall be relieved of all further obligations under this Agreement, without thereby waiving any other respective rights that it may have by reason of such failure or such non-fulfillment.

7.0	Conditions for Closing.  The obligation of Purchasers, to
purchase and pay for the Notes and Warrants as of the Closing Date is subject to the satisfaction, prior to or at the Closing, of the following conditions (and Borrowers shall use their best efforts to satisfy each such condition):

7.1	Opinions of Counsel.  Purchasers shall have received from
counsel for Borrowers, an opinion or opinions substantially in the form set forth in Exhibit 7.1 and covering such matters incident to the transactions as Purchasers, reasonably may request, addressed to Purchasers, dated the Closing Date and otherwise satisfactory in substance and form to Purchasers and their counsel.

7.2	Representations and Warranties; No Default.  The
representations and warranties of each Borrower contained in this Agreement shall be true, in all material respects, when made and on the Closing Date, except as affected by the consummation of the subject transactions and there shall exist on the Closing Date and after giving effect to such transactions, no Event of Default or Default. Administrative Borrower, on behalf of Borrowers, shall have delivered to Purchasers an Officer's Certificate, dated the Closing Date, to all such effects and to the further effects specified in Sections 7.5, 7.6, 7.7, 7.8, 7.9, 7.10 and 7.11 hereof.

7.3	Investors Rights Agreement.  Each of the parties to the
Investors Rights Agreement shall have executed and delivered to the Purchasers, a fully executed counterpart of the Investors
Rights Agreement.

7.4	Stock Pledge Agreement.  Each of the parties to the Stock
Pledge Agreement shall have executed and delivered to the Purchasers, a fully-executed counterpart of the Stock Pledge
Agreement.

7.5	Purchase Permitted by Applicable Laws.  The purchase and
payment for the Notes and Warrants by the Purchasers, shall not be prohibited by any applicable law or governmental regulation and shall not subject any Purchaser to any tax, penalty, liability, or other onerous condition under or pursuant to any applicable law or governmental regulation.

7.6	Compliance with Securities Laws.  The offering, issuance,
and sale of the Notes and the Warrants under this Agreement shall have complied with all applicable requirements of federal and state securities laws, and the Purchasers shall have received evidence of such compliance in form and substance satisfactory to it.

7.7	Approvals and Consents.  Borrowers shall have received all
authorizations, consents, approvals, licenses, franchises, permits, and certificates by or of all Governmental Bodies in each case, necessary for the issuance of the Notes and Warrants, and the execution and delivery of the Transaction Documents to which they are parties and all of them shall be in full force and effect on the Closing Date.

7.8	Proceedings.  All proceedings taken by Borrowers in
connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchasers, and their counsel, and the Purchasers, and their counsel shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

7.9	Issuance of  Notes and Warrants.  Concurrently with the
Closing, Borrowers shall have issued to Purchasers the Notes and Warrants in accordance with the provisions hereof.

7.10	Certified Documents.  Administrative Borrower shall have
delivered, or shall have caused to be delivered, to Purchasers copies of the following documents, duly certified, or the following certificates, as applicable:
(a)	Resolutions of the Board of Directors of each Borrower
authorizing (i) the execution, delivery, and performance of the Transaction Documents to which it is a party, (ii) the consummation of the transactions contemplated by the Transaction Documents to which it is a party, and (iii) all other actions to be taken by such Borrower in connection with the Transaction Documents to which it is a party;
(b)	Certificates, signed by the Secretary or an Assistant
Secretary of each Borrower, dated as of the Closing Date, as to
(i) the incumbency, and containing the specimen signature or signatures, of the Person or Persons authorized to execute the Transaction Documents to which such Borrower is a party on behalf of such Borrower, together with evidence of the incumbency of such Secretary or Assistant Secretary, and (ii) the authenticity of such Borrower's articles of incorporation and by-laws; and
(c)	A certificate of status or good standing of the Parent from
the Secretary of State of Delaware.

7.11	Insurance.  Administrative Borrower shall have furnished
evidence satisfactory to the Purchasers that Borrowers have the insurance required by Section 8.4.

7.12	Closing Date Projections.  Purchasers shall have received a
set of projections, a copy of which shall be attached hereto as
Schedule 7.12, dated as of January 31, 2002 (the "Closing Date
Projections").

7.13	Expenses.  Borrowers shall have paid $25,000 of the fees,
costs, and expenses of Purchasers to the extent provided in
Section 13.2 hereof, including the reasonable legal fees of Bush Ross Gardner Warren & Rudy, P.A., counsel to the Purchaser, in connection with the transactions contemplated hereunder.

7.14	Use of Financing.  Purchasers shall have received evidence
satisfactory to them that the proceeds of the sale of the Notes are being used and applied in accordance with the provisions of
Section 8.11 hereof.

7.15	Due Diligence.  Purchasers shall have completed its
financial and legal due diligence with respect to Borrowers, the results of all of which shall be satisfactory to Purchasers.

7.16	Transaction Documents.  Purchasers shall have received, in
form and substance satisfactory to Purchasers and their counsel, this Agreement and the other Transaction Documents not otherwise specified above, duly executed, and each such document shall be in full force and effect.

7.17	Cancellation of Outstanding Warrants and Options.  All
outstanding options and warrants to acquire shares of the Borrower's Common and Preferred Stock shall be cancelled, other than the options granted to employees and directors of the Borrower set forth on Schedule 7.17 attached hereto.

7.18	Board of Directors of Parent.  William E. Hattaway shall
resign as a member of the Board of Directors of the Parent and the Board of Directors of the Parent shall have increased the size of the Board of Directors of the Parent to seven members and appointed Thomas R. Newkirk, Stephen Gardner and John Giordano to fill the vacancies created thereby, all effective at the Closing.

8.0	Affirmative Covenants.  Each Borrower covenants and agrees
that, from and after the date of this Agreement, through the Closing, and thereafter until payment in full of all of the Notes, it will perform or will cause to be performed, all of the covenants in this Section 8.

8.1	Financial Statements and Other Reports.  Each Borrower will
maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP.  Such Borrower will deliver to each Purchaser and to any Transferee (in each case, so long as it continues to hold a  Note):
(a)	as soon as practicable, but in any event within 30 days
after the end of (i) each month in each Fiscal Year of Parent, unaudited monthly consolidated and consolidating financial statements of Parent and its Subsidiaries for such month prepared in accordance with GAAP, and setting forth, in comparative form, the Consolidated figures for the comparable corresponding month of the previous Fiscal Year together with a certification by the principal financial or accounting officer of Parent that the information contained in such financial statements fairly presents the financial condition of Parent and its
Subsidiaries as of the date thereof (subject to year-end adjustments); and (ii) each of the first eleven months in each Fiscal Year, and for the period from the beginning of then current Fiscal Year to the end of such month, a comparison
setting forth the corresponding figures from the budgeted or projected figures set forth in the Projections described in
Section 8.1(g) below for such period, all in reasonable detail and being prepared in accordance with GAAP;
(b)	as soon as practicable and in any event within 45 days after the end of (i) each of the first three Fiscal Quarters in each Fiscal Year, consolidated balance sheets of Parent and its Subsidiaries as at the end of such period and for the year-to-date and the related consolidated and consolidating statements of income and cash flows of Parent and its Subsidiaries for such Fiscal Quarter and for the year-to-date and setting forth, in comparative form, the Consolidated figures for the comparable corresponding Fiscal Quarter of the previous Fiscal Year; and
(ii) the first three Fiscal Quarters in each Fiscal Year, and for the period from the beginning of then current Fiscal Year to the end of such Fiscal Quarter, a comparison setting forth the corresponding figures from the budgeted or projected figures set forth in the Projections described in Section 8.1(g) below for such period, all in reasonable detail and being prepared in accordance with GAAP, together with a certification by the chief financial or accounting officer of Parent that the information contained in such financial statements fairly presents the financial position of Parent and its Subsidiaries as of the date thereof (subject to year-end adjustments). Notwithstanding the foregoing, the Parent's obligation under Section 8(b)(i) will be satisfied if the Parent continues to be a reporting company under the Securities Exchange Act and timely files its quarterly reports on Form 10-Q thereunder.
(c) as soon as available and in any event within 120 days after the end of each Fiscal Year, a copy of the annual audit report for such year for Parent and its Subsidiaries, including therein a consolidated balance sheet of Parent and its Subsidiaries as of the end of such Fiscal Year, a consolidated statement of income and a consolidated statement of cash flows of Parent and its Subsidiaries for such Fiscal Year, setting forth in each case (i) in comparative form the corresponding figures for the preceding Fiscal Year, and (ii) in comparative form the corresponding projected figures for such Fiscal Year as set forth in the Projections covering such Fiscal Year previously delivered to Purchasers, in each case accompanied by an opinion of audit of independent public accountants of recognized standing, together with a certificate of such accounting firm to Purchasers stating that in the course of the regular audit of the business of Parent and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof. Notwithstanding the foregoing, the Parent's obligation under Section 8(c)(i) will be satisfied if the Parent continues to be a reporting company under the Securities Exchange Act and timely files its annual report on Form 10-K thereunder.;
(d) together with each delivery of financial statements of Parent and its Subsidiaries pursuant to Sections 8.1(b) and 8.1(c) above, an Officers' Certificate setting forth, if applicable, reconciliations to reflect changes in GAAP since September 30, 2001, and stating that (y) as of the date of such certificate, there exists no Default or Event of Default or condition that would, with either or both the giving of notice or the lapse of time, result in a Default or Event of Default, and (z) the financial statements delivered herewith were prepared in accordance with GAAP applied on a basis consistent with prior periods (except, in the case of quarterly statements, for provisions for footnotes and being subject to year-end audit adjustments and, in all cases, except as disclosed therein);
(e) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Commission or sent to the Shareholders of Parent;
(f) promptly, but in no event later than 5 business days, upon any officer of any Borrower obtaining actual knowledge, written notice: (i) of any condition or event that constitutes an Event of Default or Default or that any holder of a Note has given any notice or taken any other action with respect to a claimed Default or Event of Default under this Agreement, (ii) of any Person that has given any notice to such Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.1(b) which could reasonably be expected to have a Material Adverse Effect, or
(iii) any pending or threatened condemnation proceedings by any Governmental Authority affecting any Properties or Assets of such Borrower, the condemnation of which reasonably could be expected to have a Material Adverse Effect;
(g) as soon as they are available, but in any event within 60 days prior to the beginning of each Fiscal Year, Projections for such Fiscal Year. Such Projections shall be in form and substance consistent with Parent's past practices and shall be certified by the chief financial or accounting officer of Parent as being such officer's good faith estimate of the financial performance of Parent and its Subsidiaries during such period;
(h) promptly upon receipt thereof, copies of all accountant's management letters delivered to Parent or any of its Subsidiaries;
(i) during the following week, in each week of each Fiscal Year a report for the previous week setting forth data relating to the month-to-date sales and a cash report of the Parent and its Subsidiaries for such period; and
(j) with reasonable promptness, such other information and data with respect to any Borrower as from time to time may be reasonably requested by the Purchasers, including information regarding the business, assets, financial condition, income or prospects of such Borrower;.

8.2	Corporate Existence, etc.  Each Borrower will at all times
preserve and keep in full force and effect its corporate existence and rights material to the business of such Borrower.

8.3	Payment of Taxes; Tax Consolidation.
(a) Each Borrower will duly and timely file all tax returns and reports required to be filed in compliance with all applicable laws, regulations, rules, and procedures and pay all taxes, assessments, and other governmental charges imposed upon such Borrower, or any of the Assets of such Borrower or in respect of any franchises, business, income, or Assets of such Borrower before any material penalty or interest in a material amount accrues thereon; provided, however, that no such tax, assessment, or other charge need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.
(b) Parent will not file or consent to the filing of any consolidated income tax return with any Person (other than Parent and its Subsidiaries).

8.4	Maintenance of Properties; Insurance.  Each Borrower will
maintain or cause to be maintained in good repair, working order, and condition all material Assets used or useful in the business of such Borrower and from time to time, to the extent determined by Borrower in good faith to be necessary or appropriate, will make or cause to be made all appropriate repairs, renewals, and replacement thereof, ordinary wear and tear excepted. Each Borrower will maintain or cause to be maintained, with reputable insurers, insurance with respect to its Assets and business against loss or damage of the kinds, and of such types and in such amounts, as shall be reasonably determined from time to time by such Borrower on a basis not inconsistent with the customary practices of entities of established reputation engaged in the same or similar businesses and similarly situated.

8.5	Inspection.  Each Borrower shall permit any authorized
representatives designated in writing by Purchasers to visit and inspect any of the Assets of such Borrower, including its financial and accounting records, and to make copies and take extracts therefrom, and to discuss its affairs, finances, and accounts with its officers and independent and certified public accountants, all upon reasonable prior written notice and at such reasonable times during business hours as often as may be reasonably requested.

8.6	Compliance with Laws, etc.  Each Borrower shall comply, in
all material respects, with all applicable laws, rules, regulations, and orders, and such Borrower shall duly observe in all material respects, all valid requirements of applicable Governmental Authorities and all applicable statutes, rules, and regulations, including all applicable statutes, rules and regulations relating to public and employee health and safety except where failure so to comply or observe reasonably could not be expected to have a Material Adverse Effect.

8.7	Waiver of Stay, Extension, or Usury Laws; Intent to Limit
Charges to Maximum Lawful Rate. Each Borrower covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of any stay or extension law or any usury law or other law which would prohibit or forgive it from paying all or any portion of the principal of, or interest, on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) such Borrower hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay, or impede the execution of any power herein granted to the holders of the Notes, but will suffer and permit the execution of every such power as though no such law had been enacted. In no event shall the interest rate or rates payable under this Agreement plus any other amounts paid or consideration received in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and Purchasers, in executing this Agreement, intend expressly and legally to agree upon the rate of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrowers shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Notes, on a pro rata basis, to the extent of such excess.

8.8	Notice to Purchasers.
(a) Defaults. If any Person shall give any notice or take any other action in respect of a claimed material default (whether or not constituting an Event of Default) under this Agreement or any other material note, evidence of Indebtedness, indenture, or other Contractual Obligation to which or with respect to which any Borrower is a party then such Borrower, whether as principal, guarantor, surety, or otherwise, immediately shall give written notice thereof to Purchasers describing the notice of action and the nature of the claimed default.
(b) Environmental Events. Each Borrower will promptly give notice to Purchasers (i) of any violation of any Environmental Law that any Borrower reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state, or local environmental agency, and (ii) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action including a notice from any agency of potential environmental liability, or any federal, state, or local environmental agency or board, that, in either case, reasonably could be expected to have a Material Adverse Effect.
(c) Notice of Litigation and Judgments. Each Borrower will give notice to Purchasers in writing within 10 days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting such Borrower or to which such Borrower is or becomes a party involving an uninsured claim of more than $100,000 against such Borrower or reasonably could be expected to have a Material Adverse Effect. Each Borrower will give notice to Purchasers, in writing, in form and detail satisfactory to Purchasers, within 10 days of any judgment not covered by insurance, final or otherwise, against such Borrower in an amount in excess of $250,000.

8.9	Margin Regulations.  No Borrower will, directly or
indirectly, use any of the proceeds of the issue and sale of the Notes for the purpose, whether immediate, incidental, or ultimate, of maintaining, purchasing, or carrying any stock that is currently a "margin stock" within the meaning of Regulation U of the Federal Reserve Board, or otherwise take or permit to be taken any action that would result in the issuance of the Notes or the carrying out of any of the other transactions contemplated hereby or thereby, being violative of Regulation U or any other regulation of the Federal Reserve Board. No Borrower owns or intends to acquire any "margin stock" within the meaning of such Regulation U.

8.10	Proceeds of Financing.  The proceeds of the issuance and
sale of the Notes shall be used by Borrower for working capital.

8.11	ERISA.  Each Borrower shall (a) comply in all material
respects with the applicable provisions of ERISA and the Code with respect to the Plans of such Borrower, and (b) furnish to Purchasers (i) as soon as possible, and in any event within 30 days after any Responsible Officer of such Borrower or any ERISA Affiliate either knows or has reason to know that any ERISA Event has occurred that, alone or together with any other ERISA Events that have occurred, reasonably could be expected to result in liability of such Borrower or any ERISA Affiliate to the PBGC in an aggregate amount exceeding $50,000 or require payments exceeding $100,000 in any year, a statement of a Financial Officer of such Borrower setting forth details as to such ERISA Event and the action, if any, that such Borrower proposes to take with respect thereto.


9.	Negative Covenants.  Each Borrower covenants and agrees
that, from and after the date of this Agreement, through the Closing, and thereafter until payment in full of all of the Notes, it will perform all of the following covenants:

9.1	Indebtedness.  Such Borrower will not, directly or
indirectly, create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness for borrowed money, except:
(a) Indebtedness for borrowed money created under or evidenced hereby or by the Notes and the other Transaction Documents;
(b)	Indebtedness for borrowed money for purchased money secured
financing, including without limitation, such items as equipment financing; provided, however, that such Liens shall secure only the purchase price of the Asset being purchased, and provided further, in the case of Indebtedness for new restaurants, only if the Board of Directors of the Parent has approved the incurrence of such Indebtedness;
(c) 	Indebtedness incurred to refinance existing indebtedness,
provided that such refinancing does not increase the Borrower's debt service obligations beyond the debt refinanced, unless approved by the Board of Directors of the Parent;
(d)	Indebtedness incurred to terminate the obligations of the
Parent under leases in Illinois, Kentucky and Ohio, provided such Indebtedness is approved by the Parent's Board of Directors of the Parent; and
(e)	Indebtedness to finance annual insurance premiums.

Anything contained in this Section 9.1 to the contrary notwithstanding, in no event shall any Borrower incur
Indebtedness under Section 9.1(b), if an Event of Default exists or would exist after giving effect to the incurrence of such additional Indebtedness.

9.2	Liens.  Such Borrower will not, directly or indirectly,
create, incur, assume, agree to provide, or permit to exist any Lien, or file, execute, or agree to the execution of any financing statement, on or with respect to any Asset of such Borrower, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Encumbrances.

9.3	Investments.  Such Borrower will not directly or indirectly, make or own any Investment in any Person except: (a) cash and Cash Equivalents; (b) Investments existing as of the Closing Date and identified on Schedule 9.3 hereto; (c) Investments made by such Borrower in its Subsidiaries; (d) Investments by such Borrower to the extent made in compliance with Section 9.5; (e) such Borrower may make loans or advances to officers or employees of Borrower or its Subsidiaries in an aggregate principal amount outstanding at any one time not to exceed $10,000; and (f) Investments by such Borrower consisting of Restricted Junior Payments made in compliance with Section 9.4 hereof.

9.4	Distributions and Restricted Junior Payments.  Such Borrower
will not, directly or indirectly, declare, order, pay, make, or set apart any sum for any Restricted Junior Payment, except for Restricted Junior Payments by (i) Subsidiaries of such Borrower to such Borrower, and (ii) wholly owned Subsidiaries of such Borrower to any other wholly owned Subsidiary of such Borrower.
At the time of the delivery of each Officer's Certificate pursuant to Section 8.1(d) hereof, such Borrower shall deliver to the holders of the Notes an Officer's Certificate setting forth the computation by which the amount available for Restricted Junior Payments was determined.

9.5	Restriction on Fundamental Changes.  Such Borrower will not
enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, transfer, or otherwise dispose of, in one transaction or a series of related transactions, any significant Assets, directly or through the sale of capital Stock, whether now owned or hereafter acquired, or agree to or effect any Asset acquisition or Stock acquisition (other than the acquisition of Assets in the ordinary course of business consistent with past practices) except for: (a) the merger, liquidation, or consolidation of one or more of the Subsidiaries of such Borrower with and into Borrower or a wholly-owned Subsidiary of such Borrower; (b) Sale/Leasebacks permitted by Section 9.6 hereof; (c) Investments permitted by Section 9.3 hereof; and (d) so long as no Event of Default has occurred and is continuing any purchase or other acquisition of Assets, Stock, or other evidence of beneficial ownership of any other Person engaged in the same or similar business operations to those conducted by such Borrower as of the Closing Date (each, a "Permitted Acquisition").

9.6	Sales and Lease-Backs.  Such Borrower will not, directly or
indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an Operating
Lease or a Capitalized Lease, of any Asset whether now owned or hereafter acquired that such Borrower has sold or transferred or is to sell or transfer to any other Person (a "Sale/Leaseback"), unless the Indebtedness, if any, incurred in connection with such transaction is permitted under Section 9.1 hereof or is otherwise approved by the Board of Directors of the Parent.

9.7	Transactions with Affiliates.  Such Borrower will not enter
into, or cause, suffer, or permit to exist any transaction, arrangement, or contract with any of its Affiliates that would not be entered into by a prudent Person in the position of such Borrower, and which is on terms less favorable to such Borrower than would be obtainable from any Person that is not one of its Affiliates; provided, however, that the foregoing restrictions shall not apply to (a) any transaction between Parent and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries, (b) Restricted Junior Payments permitted by Section
9.4 hereof, (c) the Transaction Documents and those agreements described on Schedule 9.7 attached hereto, and (d) Investments permitted by Section 9.3 hereof. Any transaction, arrangement or contract involving such Borrower and any of its Affiliates approved by Purchasers' designees to the Board of Directors of such Borrower shall be deemed in compliance with the requirements of this Section 9.7. In the event that such Borrower or any of its Subsidiaries enters into any transaction, arrangement or contract with an Affiliate, Borrower shall promptly (and in no event later than 5 days from the date of such transaction, arrangement or contract) deliver written notice of same to the Purchasers, which notice shall contain detailed information regarding the terms and conditions of such transaction, arrangement or contract.

9.8	Conduct of Business.  Such Borrower will not engage in any
business other than the business currently conducted by them as of the Closing Date and other lines of business reasonably incidental or related thereto.

9.9	Guarantees of Indebtedness. No Borrower will (a) permit any
of its Subsidiaries to guarantee or secure the payment of any of its Indebtedness or (b) pledge any intercompany notes representing obligations of any Subsidiary of such Borrower to secure the payment of any of its Indebtedness unless, in either case, the payment of the Notes also is guaranteed in full by such Subsidiary.

9.10	Upstream Limitations.  No Borrower will enter into any
agreement, contract, or arrangement (other than the Transaction Documents) restricting the ability of any Subsidiary to pay or make dividends or distributions in cash or kind, to make loans, advances, or other payments of whatsoever nature or to make transfers or distributions of all or any part of its Assets to such Borrower or to any Subsidiary of a Subsidiary.

9.11	Environmental Matters.  Except as set forth in Schedule
4.15, no Borrower will: (a) use any real property owned or leased by it or any portion thereof for the handling, processing, storage, or disposal of Hazardous Substances in violation of any Environmental Law the noncompliance with which reasonably could be expected to have a Material Adverse Effect, (b) cause or permit to be located on any such real property any underground tank or other underground storage receptacle for Hazardous Substances in violation of any Environmental Law the noncompliance with which reasonably could be expected to have a Material Adverse Effect, (c) generate any Hazardous Substances on any such real property in violation of any Environmental Law the noncompliance with which reasonably could be expected to have a Material Adverse Effect, (d) conduct any activity at such real property or use any such real property in any manner so as to cause a release (i.e., releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping) or threatened release of Hazardous Substances on, upon or into such real property, or (e) otherwise conduct any activity at such real property or use such real property in any manner that would violate any Environmental Law or bring such real property in violation of any Environmental Law in each case if such violation reasonably could be expected to have a Material Adverse Effect.

9.12	Change of Fiscal Years.  No Borrower will change its Fiscal
Year.

10.	Events of Default.

10.1	Default; Acceleration.  If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):
(a)  Borrowers, (i) fail to pay any installment of principal of any  Note when due, whether at stated maturity, by acceleration, by virtue of a required prepayment, or otherwise, (ii) fail to pay any interest on any of the Notes within five (5) days of the date when due, or (iii) fail to pay any other amount due under this Agreement on the date within (10) days after notice of such failure to pay is sent to the Borrowers;
(b) (i) Borrowers default in any payment of principal of, or interest on, any other obligation for money borrowed or credit received or in respect of any Capitalized Leases, other than those obligations set forth on Schedule 10.1(b)(i), that in any case or in the aggregate is outstanding in an amount of $150,000, or more, beyond any period of grace provided with respect
thereto, or (ii) any Borrower defaults in the performance or observance of any other agreement, term, or condition contained in any agreement under which any such obligation of the type described in clause (i) above is created (or if any other event of default thereunder or under any such agreement shall occur and be continuing) and, as a result thereof, the holder of such Indebtedness has caused such Indebtedness to become due prior to its stated maturity, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings, and Borrowers maintains reasonable reserves on their books therefor; or
(c) any representation or warranty made to any Purchaser by or on behalf of any Borrower in this Agreement or in any writing or instrument furnished in compliance with this Agreement or otherwise furnished in connection with the transactions
contemplated by this Agreement shall be false or misleading when made or deemed made, in any material respect;
(d)  any Borrower defaults in the performance or observance of any agreement contained in Section 8.1(f)(i), Section 8.2, or
Section 9 unless such Default or failure of performance (i) was not caused by intentional action by or on behalf of such
borrower, (ii) has not occurred on another occasion within 90 days before such Default or failure of performance, (iii) is capable of being timely cured, (iv) does not have a Material
Adverse Effect, and (v) is cured within 10 days of the date
Borrower knew of such Default, or is cured within 10 days after Administrative Borrower received notice of such Default
(regardless of the source of such notice);
(e)(i) any Borrower defaults in the performance or observance of
Section 8.1(g) and any such default shall not have been remedied within 30 days after the date on which notice thereof
(whether written, telephonic, or otherwise) was received by Administrative Borrower (regardless of the source of such notice), or (ii) any Borrower defaults in the performance or observance of any agreement, term, or condition contained in this Agreement (other than one described in clause (d), (c), or (e)(i) above) and any such default shall not have been remedied within
30 days after the earlier of (y) the date on which written notice thereof was received by Administrative Borrower (regardless of the source of such notice), or (z) actual knowledge thereof by such Borrower;
(f) any Borrower (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily liquidates, dissolves, or ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; (iv) makes an assignment for the benefit of creditors; or (v) takes any affirmative action to effectuate or authorize any of the foregoing (other than the discussion of the advisability or inadvisability of authorizing the foregoing);
(g) (i) any involuntary Insolvency Proceeding is commenced or filed against any Borrower, or any writ, judgment, warrant of attachment, execution, or similar process, is issued or levied against a substantial part of any Borrower's Assets and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution, or similar process shall not be released, vacated, or fully bonded within 60 days after commencement, filing, or levy; (ii) any Borrower admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-
U.S. law) is ordered in any Insolvency Proceeding; (iii) any Borrower acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Assets or business; (iv) any Borrower shall have an order for relief entered with respect to it or shall consent to the entry of an order for relief in an
involuntary case commenced under any Bankruptcy Law, or
shall consent to the conversion of an involuntary case to a voluntary case under any such law; or (v) any Borrower shall consent to the appointment of or taking possession by a receiver, trustee, or other custodian for all or a substantial part of its or their Assets; or
(h)	any money judgment, writ, or warrant of attachment, or
similar process involving an amount in excess of $250,000 in any individual case or in excess of $350,000 in the aggregate
(exclusive of any portion which is covered by insurance and with respect to which the insurer has not disputed coverage) shall be entered or filed against any Borrower, or any of its Assets and shall remain undischarged, unvacated, unbonded, or unstayed for a period of 30 days or in any event later than 5 days prior to the date of any proposed sale thereunder;
then, and in any such case (x) upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section
10.1, the unpaid principal amount of and accrued interest on the Notes automatically shall become due and payable, and (y) upon the occurrence and during the continuance of any other Event of Default under Section 10.1, the Purchaser, may, at its option and in addition to any right, power, or remedy permitted by law or in equity, by 5 days prior written notice to Administrative
Borrower, declare all of the Notes to be, and all of such Notes shall thereupon be and become, forthwith due and payable together with interest accrued thereon, without presentment, demand, protest, or other notice of any kind, all of which are hereby waived by Borrowers.

10.2	Rescission of Acceleration.  In the event a declaration of
acceleration in respect of the Notes because of an Event of Default specified in Section 10.1(b) shall have occurred and be continuing, such declaration of acceleration automatically shall be annulled if the Indebtedness that is subject of such Event of Default has been discharged, cured, waived, paid in full, or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and written notice of such discharge, cure, waiver, payment, or rescission, as the case may be, shall have been given to Borrowers by the holders of such Indebtedness or a Representative of such holders, and no other Default or Event of Default has occurred that has not been cured or waived during such period. No rescission or annulment referred to above shall affect any subsequent Default or any right, power, or remedy arising out of such subsequent Default or Event of Default.

10.3	Other Remedies.  If any Default or Event of Default shall
occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon a Purchaser or any other holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

11.	Administrative Borrower.

11.1	Appointment.  Each Borrower hereby irrevocably appoints
Parent as the borrowing agent and attorney-in-fact Borrower (the "Administrative Borrower"), which appointment shall remain in full force and effect unless and until Purchasers shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower, and authorizes the Administrative Borrower (i) to provide Purchasers with all notices and instructions under this Agreement, and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.

11.2	Indemnification.  It is understood that the handling of
Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Purchasers shall not incur liability to Borrowers as a result thereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of Borrowers in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce Purchasers to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify the Purchasers and hold the Purchasers harmless against any and all liability, expense, loss, or claim of damage or injury, made against the Purchasers by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Notes as herein provided, (b) Purchaser's relying on any instructions of the Administrative Borrower, or (c) any other action taken by Purchasers hereunder or under the other Transaction Documents in accordance with the terms and conditions provided for herein, except that Borrowers will have no liability to the Purchasers under this Section 11 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of the Purchasers.

11.3	Disclosure.  Administrative Borrower, on behalf of itself
and the other Borrowers, hereby authorizes the disclosure to Purchasers of any information received by the Purchasers, their employees or their representatives who are directors of any Borrower.

12.	Dispute Resolution - Binding Arbitration..

12.1	Binding Arbitration.  Any controversy or claim between the
parties directly or indirectly arising out of or relating to this Agreement or any Transaction Document, including any claim based on or arising from an alleged tort shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect, except where modified by this Agreement. Notwithstanding any choice of law provision in this Agreement, the United States Arbitration
Act (Title 9, U.S. Code) shall govern the interpretation and enforcement of this arbitration provision.

12.2	Selection of Arbitrators.  The arbitration shall be
conducted by three arbitrators. The choice of the arbitrators shall be governed by the following procedure. Each party shall submit to the other party within ten (10) days of the submission of a request for arbitration a person with knowledge in the area of the subject matter of the dispute and who is not in any way associated with either party. The parties' two candidates shall together mutually select and agree upon an impartial third arbitrator to conduct such arbitration proceedings. If such candidates are unable to agree, the third arbitrator shall be selected by the AAA. The parties agree that arbitration proceedings will take place in Tampa, Florida.

12.3	Procedural Issues.  Each party may serve a single request
for production of documents. If disputes arise concerning these requests, the arbitrators shall have sole and complete discretion to determine the disputes. The arbitrators shall give effect to applicable law, including statutes of limitation, in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrators.

12.4	Damages.  The arbitrators are empowered to award all damages otherwise available under the terms of this Agreement, except punitive damages, and each party hereby waives any right to punitive damages. The arbitrators shall deliver a written opinion setting forth the proposed award and supporting findings of fact, conclusions of law and the rationale for the decision.
The award shall become final thirty (30) days after service of the opinion on the parties if no motion for reconsideration is filed as provided below. The arbitrators shall reconsider the decision once upon the motion and at the expense of the moving party. Any such motion shall be filed within twenty
(20) days of service of the opinion on the parties, and a response may be filed by the other party within twenty (20) days of service of the motion. The arbitrators shall render a decision within sixty (60) days of service of the motion. Any alteration of the proposed award shall be accompanied by a revised opinion setting forth the findings of fact, conclusions of law and rationale supporting the revised award. The award shall be final when the decision on the motion for reconsideration, including any revised opinion, is served on the parties. Judgment upon the decision rendered by the arbitrators may be entered in any court having jurisdiction as provided in the United States Arbitration Act. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if another party contests such action for judicial relief.

12.5	Ancillary Remedies.  No provision of this Section 12 shall
limit the right of a party to this Agreement to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration. The exercise of a remedy does not waive the right of any party to resort to arbitration. The parties acknowledge that for the purposes of this Agreement (a) preliminary injunctions, appointments of receivers, attachments, temporary protective orders, and writs of possession constitute
"provisional remedies," and (b) judicial actions to enforce a decision reached pursuant to this Section constitute "ancillary remedies."

12.6	Consent to Jurisdiction.  Subject to Section 12.1, each
Borrower irrevocably submits to the non-exclusive jurisdiction of any Florida state or United States federal court sitting in Hillsborough County over any suit, action, or proceeding arising out of or relating to this Agreement, the other Transaction Documents, or the Notes, including any action at law or in equity, whether sounding in tort or in contract, and whether related to any "workout," "troubled debt restructuring," or otherwise. To the fullest extent they may effectively do so under applicable law, such Borrower irrevocably waives and agrees not to assert, by way of motion, as a defense, or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in any such court, and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

12.7	Enforcement of Judgments.  Each Borrower agrees, to the
fullest extent it may effectively do so under applicable law, that a judgment in any suit, action, or proceeding of the nature referred to in Section 12.6 brought in any such court shall be conclusive and binding upon such Borrower subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of Florida (or any other courts to the jurisdiction of which Borrower is or may be subject) by a suit upon such judgment.

12.8	Waiver of Jury Trial.  EACH BORROWER AND EACH PURCHASER
HEREBY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE TRANSACTION DOCUMENTS, THE NOTES, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH BORROWER AND EACH PURCHASER REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

12.9	No Limitation on Service or Suit.  Except as otherwise set
forth in Section 12.1, nothing in this Section 12 shall affect the right of any Purchaser to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against Borrowers in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

13.	Miscellaneous.

13.1	Payments.  Each Borrower agrees that, so long as any
Purchaser shall hold any Notes, such Borrower will make payments of principal of, and interest on, the Notes which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit to the account or accounts as specified by any such Purchaser, or to such other account or accounts in the United States as any such Purchaser may designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, such Purchaser will make a notation thereon (or on a schedule attached thereto) of all payments of principal previously made thereon and of the date to which interest thereon has been paid. Borrowers agree to afford the benefits of this Section 13.1 to any institutional Transferee which has made the same agreements relating to such Notes as Purchasers have made in this Section 13.1. The Notes may not be assigned to a competitor of the Borrower.

13.2	Expenses.  Administrative Borrower, on behalf of Borrowers,
agrees, upon the consummation of the transactions contemplated herein, to pay the Purchaser's reasonable out-of-pocket costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the Transaction Documents, up to a maximum of $25,000, including the reasonable legal fees of Bush Ross Gardner Warren & Rudy, P.A. In addition,
Administrative Borrower, on behalf of Borrowers, agrees to pay, and defend and save Purchasers harmless against liability for the payment of all actual out-of-pocket expenses (including reasonable attorneys fees), in each case upon the presentation of reasonably detailed statements, incurred with respect to the enforcement, attempted enforcement, or workout of any provision of this Agreement, the Notes, or any of the other Transaction Documents, or any amendments or waivers requested by Administrative Borrower (whether the same become effective) under or in respect of any such agreement or instrument, and all expenses incurred in connection with the preparation of such agreements and instruments and all transfer taxes which may be payable in respect of the execution and delivery of such agreements or instruments, or the issuance, delivery, or purchase by the Purchasers of the Notes, and the reasonable fees and expenses of counsel to the Purchasers retained in connection with such agreements and instruments, and the transactions hereby and thereby contemplated, including the enforcement of any provision hereof or thereof, and any such amendments or waivers and the costs and expenses of the Purchasers incurred in connection with any aspect of any bankruptcy case of any Borrower, whether voluntary or involuntary, and whether seeking reorganization or liquidation.

13.3	Consent to Amendments.  This Agreement may be amended and
Borrowers may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if Administrative Borrower shall have obtained the written consent to such amendment, action, or omission to act, of the Purchasers, and each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this
Section 13.3, whether such Note shall have been marked to indicate such consent. Administrative Borrower promptly shall send copies of any amendment, consent, or waiver (and any request for any such amendment, consent, or waiver) relating to this Agreement or the Notes to each holder of a Note and, to the extent practicable, shall consult with Purchasers in connection with each such amendment, consent, or waiver. No course of dealing between any Borrower or the holder of the Notes nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.

13.4	Form, Registration, Transfer and Exchange of Notes; Lost
Notes.
(a) Generally. Administrative Borrower shall keep at its principal office a register in which Administrative Borrower shall provide for the registration of Notes and of Transfers of Notes. Upon surrender for registration of Transfer of any Note at the principal office of Administrative Borrower, Administrative Borrower shall, at Borrowers' expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, which Notes shall be registered in the name of such Transferee or Transferees. At the option of Purchasers, such Note may be exchanged for Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of Administrative Borrower. Whenever any Notes are so surrendered for exchange, Administrative Borrower shall, at Borrowers' expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Every Note surrendered for registration of Transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder's attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon Transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note and, in the case of any such loss, theft, or destruction, upon receipt of an unsecured indemnity agreement, or other indemnity reasonably satisfactory to Borrower from such holder, or in the case of any such mutilation, upon surrender and cancellation of such Note, Administrative Borrower will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed, or mutilated Note.
(b) Other Transfers. Each Purchaser may make a Transfer to any Person provided that (i) such Transfer is made in compliance, if and to the extent applicable, with the Securities Act and any applicable state securities laws, (ii) such Purchaser has provided Administrative Borrower with such information as to such holder's compliance with applicable securities laws as reasonably may be requested by Administrative Borrower (including, if requested, an opinion of counsel regarding compliance with applicable securities laws), (iii) such Transfer is in compliance with subsection (a) above, (iv) such Transfer shall be in a principal amount of not less than $100,000 (or such lesser amount as shall be the then outstanding principal balance of the applicable Note), (v) there shall not be more than 10 holders of Notes at any one time; treating a Person and each of its Affiliates, Members and Partners as one Person for purposes of the foregoing, and (vi) such proposed Transferee is not a direct competitor of any Borrower and the Transferee is of good moral character. Borrowers shall cooperate in connection with any such Transfer including providing such information to any holder of a Note or such holder's proposed Transferee as, in the reasonable opinion of counsel to the transferor, may be necessary to satisfy the requirements of Rule 144A of the Securities Act in connection with any Transfer to a "Qualified Institutional Buyer" under such rule or such other person as shall be approved by Administrative Borrower. Upon any Transfer, the Transferee shall, to the extent of such Transfer, be entitled to exercise the rights of the Purchaser making such Transfer and shall thereafter be deemed a "Purchaser" under this Agreement.
(c) Further Assurances. Each Borrower shall, from time to time at the request of Purchasers, execute and deliver to Purchasers or to such party or parties as Purchasers may designate, all further instruments as may in Purchasers' reasonable opinion be necessary or advisable to give full force and effect to any Transfer and shall provide to Purchasers or to such party or parties as Purchasers may designate all such information as Purchasers reasonably may request.

13.5	Persons Deemed Owners; Participations.  Prior to due
presentment for registration of Transfer, Borrowers may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of, and interest and premium, if any, on, such Note and for all other purposes whatsoever, whether such Note shall be overdue, and Borrowers shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion, but a holder of any such participation interest shall not be a "Purchaser" for any purpose under this Agreement.

13.6	Survival of Representations and Warranties; Entire
Agreement. All representations and warranties contained herein shall be deemed made as of the Closing Date, and survive the closing under this Agreement and the purchase and sale of the Notes until all amounts due under the Notes are paid in full, and may be relied upon regardless of any investigation made at any time by or on behalf of Purchasers. This Agreement, the Notes, and the other Transaction Documents embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings, if any, relating to the subject matter hereof.

13.7	Successors and Assigns.  This Agreement shall be binding
upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that:
(a) no Borrower may assign or transfer its rights or obligations hereunder without the prior written consent of the Purchasers holding two-thirds of the outstanding principal amount of the Notes; and (b) the rights of sale, assignment, and transfer of the Notes are subject to Section 13.4.

13.8	Disclosure to Other Persons.
(a) Each Borrower acknowledges that the holder of any Note may deliver copies of any financial statements and other documents delivered to such holder, and disclose any other information disclosed to such holder, by or on behalf of Borrowers in connection with or pursuant to this Agreement to (i) such holder's directors, officers, employees, agents, and professional consultants, (ii) any other holder of any Notes, (iii) any Person to which such holder offers to sell such Notes or any part thereof, so long as such potential purchaser agrees, in writing, to preserve the confidentiality of such information (except that such potential purchaser may disclose such information in accordance with this Section 13.9); provided, however, that such disclosure will not be made to any potential purchaser which is known to be a direct competitor, or an Affiliate of a direct competitor, of any Borrower without the prior written consent of such Borrower, (iv) any Person to which such holder sells or offers to sell a participation in all or any part of such Notes, so long as such potential purchaser agrees, in writing, to preserve the confidentiality of such information (except that such potential purchaser may disclose such information in accordance with this Section 13.9); provided, however, that such disclosure will not be made to any potential purchaser which is known to be a direct competitor, or an affiliate of a direct competitor, of any Borrower without the prior written consent of such Borrower, (v) any federal or state regulatory authority having jurisdiction over such holder, or (vi) any other Person to which such delivery or disclosure may be necessary or advisable to avoid material prejudice (x) in compliance with any law, rule, regulation, or order applicable to such holder, (y) in response to any subpoena or other legal process, or (z) in connection with any litigation to which such holder is a party. Nothing in this Section 13.9 shall be construed to create or give rise to any fiduciary duty on the part of any holder to Borrowers.
(b) Each Purchaser agrees to keep confidential any information delivered by Borrower hereunder; provided, however, that subject to the provisos contained in Section 13.9(a)(iii) and (iv) hereof, nothing herein shall prevent such Purchaser from disclosing such information: (i) to any Affiliate of, or investor in, such Purchaser or, any actual or potential purchaser, participant, assignee, or transferee of such Purchaser's rights under any Note that agrees to be bound by this
Section 13.9, (ii) upon order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over such party, (iv) which has been publicly disclosed, (v) which has been obtained from any Person that is not a party hereto or an Affiliate of any such party, unless such Purchaser knows that such information is required by such Person to be kept confidential, (vi) in connection with the exercise of any remedy hereunder, (vii) to the independent and certified public accountants for such Purchaser, (viii) as otherwise expressly contemplated by this Agreement, (ix) to counsel for and other advisors, accountants, and auditors to such Purchaser, or (x) as may be required by statute, decision, or judicial or administrative order, rule, or regulation.

13.9	Notices.  Unless otherwise provided in this Agreement, all
notices or demands by any party relating to this Agreement shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by prepaid overnight courier service or telefacsimile (with messenger delivery specified) to Borrowers or Purchasers, as the case may be, at their respective addresses set forth below:

If to Borrowers:
SHELLS SEAFOOD RESTAURANTS, INC.
16313 N. Dale Mabry Highway,
Suite 100
Tampa, Florida 33618
Attn:  President
Telecopier No.: (813) 961-6865

with copies to:
FULBRIGHT & JAWORSKI, L.L.P.
666 Fifth Avenue, 31st Floor
New York, New York 10103
Attn: Sheldon G. Nussbaum, Esq.
Telecopier No.: (212) 318-3400

If to Purchaser:
SHELLS INVESTMENT PARTNERS, L.L.C.
110 South Ashley Drive, Suite 1650
Tampa, Florida 33602
Attn: Thomas R. Newkirk
Telecopier No.: (813) 229-2359

and to:
BANYON INVESTMENT, LLC
645 Madison Avenue, 14th Floor
New York, New York, 10012
Attention: Philip Chapman
Telecopier No.:(212)- 935 1976

in each case, with
copies to:
BUSH ROSS GARDNER WARREN & RUDY, P.A.
220 South Franklin Street
Tampa, Florida 33602
Attn: John N. Giordano, Esq.
Telecopier No.: (813) 223-9620

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other parties hereto. All notices or demands sent in accordance with this Section 13.10 shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail, with the courier service, or the time of the sending by means of facsimile.

13.10	Descriptive Headings.  The descriptive headings of the
several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

13.11	Satisfaction Requirement.  If any agreement,
certificate, or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any party, the determination of such satisfaction shall be made by such party in its reasonable judgment exercised in good faith.

13.12	Governing Law.  This Agreement and each of the
Transaction Documents and any suit, action, or proceeding arising out of or relating to this Agreement and each of the Transaction Documents, including any action at law or in equity, whether sounding in tort or in contract, and whether related to any "workout," "troubled debt restructuring," or otherwise, shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Florida. This Agreement and each of the Transaction Documents may not be changed orally, but (subject to the provisions of Section 13.3) only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

13.13	Counterparts.  This Agreement may be executed
simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

13.14	Telefacsimile Execution.  Delivery of an executed
counterpart of the signature pages to this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of the signature pages to this Agreement. Any party delivering an executed counterpart of the signature pages to this Agreement by telefacsimile shall thereafter also promptly deliver a manually executed counterpart of this Agreement but the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.


IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed and delivered in counterparts by their respective officers thereunto duly authorized as of the date first written above.


SHELLS SEAFOOD RESTAURANTS, INC.,
a Delaware corporation
By:  /s/
Warren R. Nelson, Chief Financial Officer

SHELLS OF MELBOURNE, INC.,
a Florida corporation
By: /s/
Warren R. Nelson, Chief Financial Officer

SHELLS OF COUNTRYSIDE SQUARE, INC.,
a Florida corporation
By: /s/
Warren R. Nelson, Chief Financial Officer

SHELLS OF STUART, INC.,
a Florida corporation
By:  /s/
Warren R. Nelson, Chief Financial Officer

SHELLS OF ST. PETE BEACH, INC.,
a Florida corporation
By:  /s/
Warren R. Nelson, Chief Financial Officer


SHELLS OF NEW SMYRNA BEACH, INC.,
a Florida corporation
By: /s/
Warren R. Nelson, Chief Financial Officer

SHELLS OF FORT MYERS, INC.,
a Florida corporation
By:  /s/
Warren R. Nelson, Chief Financial Officer

SHELLS OF KISSIMMEE, INC.,
a Florida corporation
By:  /s/
Warren R. Nelson, Chief Financial Officer

SHELLS, INC.,
a Florida corporation
By:  /s/
Warren R. Nelson, Chief Financial Officer

SHELLS OF ORLANDO, INC.,
a Florida corporation
By:  /s/
Warren R. Nelson, Chief Financial Officer


SHELLS ON THE BEACH, INC.,
a Florida corporation
By:  /s/
Warren R. Nelson, Chief Financial Officer

SHELLS OF CASSELBERRY, INC.,
a Florida corporation
By:  /s/
Warren R. Nelson, Chief Financial Officer

SHELLS OF HOLMES BEACH, INC.,
a Florida corporation
By: /s/
Warren R. Nelson, Chief Financial Officer

AMERICA'S FAVORITE SEAFOOD, INC.,
a Florida corporation
By:  /s/
Warren R. Nelson, Chief Financial Officer

SHELLS OF BRANDON, INC.,
a Florida corporation
By: /s/
Warren R. Nelson, Chief Financial Officer

SHELLS OF 4TH STREET, INC.,
a Florida corporation
By:  /s/
Warren R. Nelson, Chief Financial Officer

SHELLS OF DADE, INC.,
a Florida corporation
By:  /s/
Warren R. Nelson, Chief Financial Officer

SHELLS OF BROWARD, INC.,
a Florida corporation
By:  /s/
Warren R. Nelson, Chief Financial Officer

SHELLS OF ALTAMONTE SPRINGS, INC.,
a Florida corporation
By:  /s/
Warren R. Nelson, Chief Financial Officer

SHELLS INVESTMENT PARTNERS, L.L.C., a Florida limited liability company
By:	/S/
Thomas R. Newkirk, Managing Member

BANYON INVESTMENT, L.L.C., a Delaware limited liability company
By:	/s/
Philip R. Chapman, Co-Managing Member
By:	/s/
Catherine R. Adler, Co-Managing Member